Nevada	87-0285520
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

743 Horizon Court, Suite 333
Grand Junction, Colorado 81506
(970) 245-5917

List of Subsidiary Companies:

EnviroWall, Inc.
A Louisiana Corporation
401 Whitney Avenue, Suite 405
Gretna, Louisiana 70072

Republic E&P Company
A Colorado Corporation
743 Horizon Court, Suite 333
Grand Junction, Colorado 81506